Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES SOLID SECOND QUARTER RESULTS

- Net Revenues Increase 16.1% in the Second Quarter, Reflecting the Successful Acquisition of
Bronco Billy's in May 2016 and Growth at Key Silver Slipper and Rising Star Properties

- Grand Lodge Casino Renovation Completed at End of Second Quarter;
Bayou Caddy Oyster Bar Added to Silver Slipper in Late June

- Rising Star RV Park and Silver Slipper Beach Complex With August Openings

Las Vegas – August 14, 2017 – Full House Resorts, Inc. (NASDAQ: FLL) today announced results for the second quarter and year-to-date period ending June 30, 2017.

On a consolidated basis, net revenues in the second quarter of 2017 increased 16.1% to $40.1 million, up from $34.6 million in the prior-year period. Net loss for the second quarter of 2017 was $1.5 million, or a loss of $0.07 per diluted common share, compared to a net loss of $2.4 million, or a loss of $0.12 per diluted common share, in the prior-year period. Operating income increased 56.7% in the quarter versus the prior-year period. Adjusted EBITDA(a) in the 2017 second quarter rose 8.5% to $3.7 million from $3.4 million in the second quarter of 2016. Results for the second quarter of 2016 reflect a partial period of operations at Bronco Billy's Casino and Hotel, which was acquired on May 13, 2016. Due in part to its significant depreciation and amortization expense, the Company generally has positive cash flow from operations despite net losses.

For the six-month period, revenues rose 19.8%, operating income rose 50.9% and Adjusted EBITDA increased by 18.9%. Again, some of this increase is attributable to the acquisition of Bronco Billy's in May 2016. Net loss improved in the 2017 period to a loss of $2.1 million versus a loss of $2.7 million in the 2016 period.

"We had another solid quarter, with Silver Slipper again leading our growth," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "We are especially proud of our strong performance in the face of significant construction work during the quarter at our properties. At Grand Lodge, for example, up to two-thirds of our casino was closed for renovation work during the quarter. We completed that extensive construction at Grand Lodge on June 30 and the fresh new casino design has been well-received by our guests. Table game volumes in July 2017, for example, increased 7% versus July 2016 and slot win increased by 13%.

"We had more project openings, both at the end of the second quarter and recently in the third quarter," continued Mr. Lee. "On June 30, we opened the Bayou Caddy Oyster Bar at Silver Slipper, an 18-seat, high-quality, quick-serve outlet on the casino floor. The Oyster Bar is the first new restaurant at Silver Slipper since the opening of the casino more than ten years ago. About two weeks ago, our new pool and beach club at Silver Slipper welcomed its first guests. Also, this week we are unveiling the Rising Star RV Park, which adjoins our casino in Rising Sun, Indiana. Finally, we just opened the Crippled Cow at Bronco Billy's in Cripple Creek, Colorado, offering Peet's Coffee, a selection of micro-brewed beers, and creative pizzas cooked in a newly-installed, wood-fired oven. These projects are transformational in subtle ways, providing new and improved experiences to our guests.

"Our growth projects are not yet complete. Several other projects -- significant external improvements at Stockman's Casino, a ferry boat operation connecting Rising Star to the growing communities directly across the Ohio River in Kentucky, new arrival and VIP areas at Rising Star, and potentially a new hotel at Bronco Billy's -- are all in the works. The next few quarters -- and even the next few years -- should prove to be very exciting."

Second Quarter 2017 Highlights and Subsequent Events

•
Net revenues at Silver Slipper Casino and Hotel rose 13.4% in the second quarter of 2017 to $16.4 million from $14.5 million in the prior-year quarter. Adjusted Property EBITDA increased 22.7% to $2.9 million in the second quarter of 2017, up from $2.4 million in the prior-year period. Hotel occupancy for the second quarter of 2017 was 89% versus 90% in the prior-year quarter. The Company continues to analyze ways to improve its midweek business in both the hotel and the casino. Consistent with these efforts, the Company in May 2017 completed the refurbishment of a large sign at a key intersection leading to Silver Slipper, including the addition of two large state-of-the-art readerboards. As mentioned, the Company also opened a new oyster bar in the casino on June 30 and recently opened a new pool and beach club along the white sand beach fronting the property.

•
At Rising Star Casino Resort, net revenues rose 4.5% for the second quarter of 2017 to $12.6 million. Adjusted Property EBITDA increased 47.5% to $0.6 million in the second quarter of 2017, up from $0.4 million in the 2016 second quarter. In August 2017, the Company expects to open a new 56-space RV park convenient to the casino. RV parks are common at casinos in other regions and the Recreation Vehicle Industry Association estimates that more than 60% of all recreation vehicles are manufactured in Indiana. Despite this, the RV Park at Rising Star will be the first at a casino in the region. The Company also recently completed construction of the tugboat portion of its ferry boat project and approved construction for the platform portion. It is awaiting review of its plans by the U.S. Army Corps of Engineers, whose approval is necessary for construction of the roads and ramps on both sides of the river, as well as certain other governmental approvals.

•
During the second quarter of 2017, Bronco Billy's Casino and Hotel had net revenues of $6.8 million and Adjusted Property EBITDA of $1.5 million. Revenues and Adjusted Property EBITDA for the 2016 second quarter were $3.3 million and $1.1 million, respectively, reflecting a partial period of ownership of the property. The Company acquired Bronco Billy's on May 13, 2016. In July 2017, we transformed an existing underperforming bar into a new pizza, beer, and coffee concept named the Crippled Cow.

•
The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos. Grand Lodge Casino was affected by significant renovation work in the 2017 period with up to two-thirds of the casino closed for renovation in recent months. Such construction work was substantially completed on June 30, resulting in a much improved "look" for the casino that now includes an enlarged, contemporary bar; all new table games and chairs, including slot chairs; new slot machines; and an improved VIP check-in experience. Stockman's, in Fallon, Nevada, meanwhile had a solid quarter despite construction on the west side of the property. In September 2016, the Company began construction work for the $1.5 million redesign of the entrances and parking improvements along that west side. In late 2016, we completed the new parking lot and installed a new digital marquee. We expect to complete the property's new porte cochere and landscaping in the third quarter of 2017. Construction of new administrative offices, which will now connect directly to the casino, is slated for later this year. Combined, Northern Nevada net revenues were $4.3 million and $4.7 million for the second quarter of 2017 and 2016, respectively. Adjusted Property EBITDA for the Northern Nevada segment was $(0.1) million and $0.6 million, respectively, with the decline primarily attributable to construction disruption at Grand Lodge.

•
The Company incurred approximately $53,000 of project development expenses during the second quarter of 2017. Such expenses in the prior-year period were $0.5 million, primarily related to the Company's acquisition of Bronco Billy's.

•
The Company recently launched a Facebook page to provide photos to the Company's investors of the work-in-progress of the Company's various growth projects and other activities. To access that Facebook page, please visit www.facebook.com/FHResorts.

Liquidity and Capital Resources
As of June 30, 2017, the Company had $22.0 million in cash and $97.8 million in outstanding first- and second-lien debt. Of the Company’s $2.0 million revolving credit facility, none was drawn at June 30, 2017. Net debt as of June 30, 2017 was $75.8 million. The balance sheet reflects the closing of the Company's rights offering in November 2016 in advance of the various growth projects, some of which have recently opened, as well as funds generated from operations.

Conference Call Information
The Company will host a conference call for investors today, August 14, 2017, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2017 second quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (877) 675-4757 or, for international callers, (719) 884-1604.

A replay of the conference call will be available shortly after the conclusion of the call through August 28, 2017. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 2211390.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our operating trends and expected results of operations, our construction budgets and time lines, our pursuit of the Terre Haute proposal and other opportunities in Indiana, and disruption expectations. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the increase in Full House's indebtedness due to the acquisition of Bronco Billy’s, dependence on existing management, competition, uncertainties over the development and success of our acquisition and expansion projects, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and regulatory and business conditions in the gaming industry (including competition from new casinos in Ohio, the potential allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

(a) Reconciliation of Non-GAAP Financial Measures
We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate-related costs and expenses which are not allocated to each property. "Adjusted Property EBITDA margin" is Adjusted Property EBITDA divided by net revenues for such property. Although Adjusted EBITDA, Adjusted Property EBITDA and Adjusted Property EBITDA margin are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA, Adjusted Property EBITDA and Adjusted Property EBITDA margin internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA (as defined in our credit agreements) is also used to determine compliance with certain covenants and the appropriate interest rate under such agreements.

In addition, because Adjusted EBITDA and Adjusted Property EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA and Adjusted Property EBITDA is presented below. However, you should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted Property EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted Property EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Casino	$35,787	$31,019	$71,693	$60,126
Food and beverage	8,100	6,928	15,999	13,157
Hotel	2,237	2,161	4,315	4,126
Other operations	1,243	1,103	2,017	1,842
Gross revenues	47,367	41,211	94,024	79,251
Less promotional allowances	(7,246)	(6,652)	(14,283)	(12,708)
Net revenues	40,121	34,559	79,741	66,543
Operating costs and expenses
Casino	18,874	15,844	37,454	30,530
Food and beverage	3,160	2,308	6,132	4,274
Hotel	276	268	478	471
Other operations	571	459	851	762
Selling, general and administrative	13,728	12,444	26,812	23,760
Project development, acquisition costs and other	39	485	184	772
Depreciation and amortization	2,138	1,899	4,235	3,591
	38,786	33,707	76,146	64,160
Operating income	1,335	852	3,595	2,383
Other (expense) income
Interest expense	(2,707)	(2,230)	(5,386)	(3,992)
Debt modification costs	—	(601)	—	(601)
Adjustment to fair value of warrants and other	32	(241)	32	(241)
	(2,675)	(3,072)	(5,354)	(4,834)
Loss before income taxes	(1,340)	(2,220)	(1,759)	(2,451)
Provision for income taxes	184	180	368	280
Net loss	$(1,524)	$(2,400)	$(2,127)	$(2,731)
Basic and diluted loss per share	$(0.07)	$(0.12)	$(0.09)	$(0.14)
Basic and diluted weighted average number of common shares outstanding	22,876	19,668	22,871	19,654

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income and Net Loss
(In Thousands, Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Revenues
Silver Slipper Casino and Hotel	$16,437	$14,494	$33,095	$29,339
Rising Star Casino Resort	12,595	12,053	24,800	24,299
Bronco Billy's Casino and Hotel	6,773	3,334	12,635	3,334
Northern Nevada Casinos	4,316	4,678	9,211	9,571
	$40,121	$34,559	$79,741	$66,543

Adjusted EBITDA
Silver Slipper Casino and Hotel	$2,907	$2,369	$5,959	$5,030
Rising Star Casino Resort	637	432	1,956	1,733
Bronco Billy's Casino and Hotel	1,477	1,088	2,323	1,088
Northern Nevada Casinos	(53)	624	499	1,390
Corporate	(1,280)	(1,113)	(2,454)	(2,275)
	$3,688	$3,400	$8,283	$6,966

Depreciation and amortization	(2,138)	(1,899)	(4,235)	(3,591)
Gain on asset disposals, net	14	—	1	—
Project development and acquisition costs	(53)	(485)	(185)	(772)
Share-based compensation	(176)	(164)	(269)	(220)
Operating income	1,335	852	3,595	2,383
Other expense
Interest expense	(2,707)	(2,230)	(5,386)	(3,992)
Debt modification costs	—	(601)	—	(601)
Adjustment to fair value of warrants and other	32	(241)	32	(241)
	(2,675)	(3,072)	(5,354)	(4,834)
Loss before income taxes	(1,340)	(2,220)	(1,759)	(2,451)
Provision for income taxes	(184)	(180)	(368)	(280)
Net loss	$(1,524)	$(2,400)	$(2,127)	$(2,731)

About Full House Resorts, Inc.
Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com